FORM 4

                U.S. SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


                                                         OMB APPROVAL
[ ] Check this box if no                           --------------------------
    longer subject to                              OMB Number:  3235-0287
    Section 16. Form 4 or                          Expires:  January 31, 2005
    Form 5 obligations                             Estimated average burden
    may continue.                                  hours per response.....0.5
    See instruction 1(b)


      Filed pursuant to Section 16(a) of the Securities Exchange Act of
       1934, Section 17(a) of the Public Utility Holding Company Act of
        1935 or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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1.  Name and Address of Reporting Person*

     Baker                    Robert                      G.
     (Last)                   (First)                  (Middle)

     6802 Citicorp Blvd., Suite 500
     (Street)

     Tampa                      FL           33619
     (City)                   (State)        (Zip)

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2.  Issuer Name and Ticker or Trading Symbol

      BBJ Environmental Technologies, Inc. (BBJE)

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3.  I.R.S. Number of Reporting Person, if an entity (Voluntary)


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4.  Statement for Month/Day/Year

     1/27/03

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5.  If Amendment, Date of Original
    (Month/Day/Year)

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6.  Relationship of Reporting Person(s) to Issuer
    (Check all applicable)

     [X]  Director                        [X]  10% Owner

     [X]  Officer (give title below)      [ ]    Other (specify below)

          Executive Chairman
          ------------------

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7.   Individual or Joint/Group Filing (Check Applicable Line)

     [X]  Form filed by One Reporting Person

     [ ]  Form filed by More than One Reporting Person

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      Table I - Non-Derivative Securities Acquired, Disposed of, or
                             Beneficially Owned

1.  Title of  2. Transaction  2A. Deemed     3. Transaction  4. Securities         5. Amount of       6. Ownership   7. Nature of
    Security     Date             Execution     Code            Acquired (A) or       Securities         Form:          Indirect
    (Instr.3)    (Month/          Date, if      (Instr. 8)      Disposed of (D)       Beneficially       Direct (D)     Beneficial
                  Day/            any                           (Instr. 3, 4 & 5)     Owned              Or Indirect    Ownership
                  Year)           (Month/                                             Following          (I)
                                    Day/                              (A)             Reported
                                    Year)                              or             Transaction(s)
                                             Code       V    Amount   (D)   Price    (Instr. 3 and 4)   (Instr. 4)      (Instr. 4)
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


Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction 4(b)(v)


         Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number


                                                                        (Over)
                                                               SEC 1474 (9-02)

 Table II - Derivative Securities Acquired, Disposed or, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

1.  Title of    2.  Conversion    3.  Trans-     3A. Deemed   4.  Transaction   5.  Number of        6.  Date
    Deriv-          or Exercise       action         Execu-       Code              Derivative           Exercisable
    ative           Price of          Date           tion         (Instr. 8)        Securities           & Expiration
    Security        Derivative                       Date,                          Acquired (A)         Date (Month/
   (Instr. 3)       Security          (Month/        if any                         or Disposed          Day/Year)
                                       Day/                                         of (D)
                                       Year)         (Month/                    (Instr. 3, 4 & 5)
                                                      Day/
                                                      Year)                                          Date       Expira-
                                                               Code        V       (A)      (D)      Exer-      tion
                                                                                                    cisable     Date
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Stock Option
(right to buy)       $ 0.16          1/27/03                    A                250,000              (1)       1/27/08
-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------

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




 Table II - Derivative Securities Acquired, Disposed or, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

Contd...


7. Title &                8.  Price of     9.  Number           10.  Ownership      11.  Nature
   Amount of                  Derivative       of Derivative         Form of             of Indirect
   Underlying                 Security         Securities            Derivative          Beneficial
   Securities                (Instr. 5)        Beneficially          Security:           Ownership
   (Instr. 3 & 4)                              Owned                 Direct (D)          (Instr. 4)
                                               Following             or Indirect
               Amount or                       Reported              (I)
Title          Number of                       Transaction(s)        (Instr. 4)
                Shares                          (Instr. 4)
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Common Stock    250,000                          1,308,758                D
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


Explanation of Responses:

(1) The option vests in 24 equal monthly installments beginning on January 27, 2003.


** Intentional misstatements or omissions of facts constitute Federal
   Violations.

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                          /s/Robert G. Baker                     1-28-03
                          -------------------------------    ----------------
                          **Signature of Reporting Person          Date


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a current valid OMB Number.